IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	**Chapter 11**
HANCOCK FABRICS, INC., et al., [1]	)	**Case No. 16-10296 (BLS)**
	)	**Jointly Administered**
Debtors.	)	**Re: Docket No. 1747**

NOTICE OF (I) CONFIRMATION OF THE DEBTORS' SECOND AMENDED JOINT CHAPTER 11 PLAN OF LIQUIDATION AND (II) OCCURRENCE OF THE EFFECTIVE DATE

PLEASE TAKE NOTICE that on June 20, 2017, the Honorable Brendan L. Shannon, Chief United States Bankruptcy Judge for the United States Bankruptcy Court for the District of Delaware (the "**Bankruptcy Court**"), entered the *Findings of Fact, Conclusions of Law, and Order Confirming Debtors' Second Amended Joint Chapter 11 Plan of Liquidation* [Docket No. 1747] (the "**Confirmation Order**") in the Chapter 11 Cases. Pursuant to the Confirmation Order, the Bankruptcy Court confirmed the *Debtors' Second Amended Joint Chapter 11 Plan of Liquidation* (as modified by the Confirmation Order, the "**Plan**"),[2] which was attached as Exhibit A to the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on **July 28, 2017**. Each of the conditions precedent to the Effective Date enumerated in Article 11.A of the Plan have been satisfied or waived in accordance with the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that pursuant to the Confirmation Order, the injunction and exculpation provisions in Article 10 of the Plan are now in full force and effect.

PLEASE TAKE FURTHER NOTICE that all final requests for payment of Fee Claims and requests for reimbursement of expenses of members of the Creditors' Committee pursuant to sections 330, 331, 363, or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Effective Date must file with the Bankruptcy Court an application for the allowance of final compensation and reimbursement of fees and expenses in the Chapter 11 Cases on or before **September 11, 2017**.

[1] The Debtors in these cases, along with the last four digits of each Debtors' federal tax identification number, are Hancock Fabrics, Inc. (0905), Hancock Fabrics, LLC (9837), Hancock Fabrics of MI, Inc. (5878), hancockfabrics.com, Inc. (9698), HF Enterprises, Inc. (7249), HF Merchandising, Inc. (8522) and HF Resources, Inc. (9563). The Debtors' mailing address is P.O. Box 4440, Tupelo, MS 38803.

[2] Capitalized terms used but not otherwise defined herein shall have the meanings used in the Plan.

PLEASE TAKE FURTHER NOTICE that, except as otherwise provided in the Plan, the *Notice of Filing of Plan Supplement Pursuant to Debtors' Second Amended Joint Chapter 11 Plan of Liquidation* [Docket No. 1677], or other order of the Bankruptcy Court, all executory contracts and unexpired leases have been rejected pursuant to the Plan. If your contract or lease is rejected, you may have a Claim resulting from that rejection. The deadline to file a proof of Claim for damages, if any, relating to the rejection of a contract or lease is **August 28, 2017. Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not filed on or before August 28, 2017 shall be forever barred from assertion against any of the Debtors, the Estates, or the Responsible Person or their property, unless otherwise ordered by the Bankruptcy Court.** Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which proof of such Claim has been timely filed shall be, and shall be treated as, an Allowed General Unsecured Claim under the terms of the Plan, subject to any limitation under section 502(b) of the Bankruptcy Code or otherwise.

PLEASE TAKE FURTHER NOTICE that any holder of an Administrative Claim, other than (i) Fee Claims and (ii) claims of the IRS to the extent (and only to the extent) that the IRS is excused from filing a claim as a matter of law pursuant to section 503(b)(1)(D) of the Bankruptcy Code and Delaware Local Rule 3002-1(a), must file an Administrative Expense Request requesting payment of such Administrative Claim with the Bankruptcy Court by no later than (i) October 26, 2016 for any Claims covered by the Bar Date Orders or (ii) **August 28, 2017** (the "**Second Administrative Expense Request Deadline**"). **Holders required to file and serve, who fail to file and serve, an Administrative Expense Request by the Second Administrative Expense Request Deadline shall be forever barred, estopped, and enjoined from asserting such Administrative Claim against the Debtors or Responsible Person and their property.**

PLEASE TAKE FURTHER NOTICE that nothing in this Notice, the Confirmation Order, or the Plan affects, amends, or otherwise modifies any previously-established bar dates, including without limitation those bar dates established pursuant to the Court's *Order Establishing Deadlines and Procedures for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof* [Docket No. 659] and *Order Establishing Deadline and Procedures for Filing Requests for Payment of Certain Administrative Expenses and Approving Form, Manner, and Sufficiency of Notice Thereof* [Docket No. 1077].

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, any holder of a Claim against, or Interest in, the Debtors, and such holder's respective successors or assigns (whether or not the Claim or Interest of such holder is Impaired under the Plan, whether or not such holder has accepted the Plan, and whether or not such holder is entitled to a distribution under the Plan), all entities that are party, or subject, to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each entity in which property is vested under the Plan, and any and all non-Debtor counterparties to executory contracts, unexpired leases, and any other prepetition agreements.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order and the Plan are available for inspection. You may review copies of the Confirmation Order and the Plan by (a) accessing the website of the Debtors' claims, notice, and balloting agent, Kurtzman Carson Consultants LLC (**"KCC"**), at http://www.kccllc.net/hancockfabrics, where such documents will be posted and can be reviewed free of charge, or (b) contacting KCC by telephone at (866) 967-0494 and requesting copies of such documents. You also may obtain copies of any pleadings filed in the Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

Dated: July 28, 2017
Wilmington, Delaware

<u>/s/ Brett M. Haywood</u>
RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Michael J. Merchant (No. 3854)
Brett M. Haywood (No. 6166)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

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O'MELVENY & MYERS LLP
Stephen H. Warren (admitted *pro hac vice*)
Karen Rinehart (admitted *pro hac vice*)
400 South Hope Street
Los Angeles, CA 90071-2899
Telephone: (213) 430-6000
Facsimile: (213) 430-6407

Jennifer Taylor (admitted *pro hac vice*)
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
Telephone: (415) 984-8900

Attorneys for the Debtors and Debtors in Possession